Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	March 24, 2021
CONTACT:	Kenneth J. Stephon
President and Chief Executive Officer
PHONE:	267-540-8500

WILLIAM PENN BANCORPORATION ANNOUNCES

COMPLETION OF SECOND-STEP CONVERSION

AND SUBSCRIPTION OFFERING

Bristol, Pennsylvania, March 24, 2021 — William Penn Bancorporation, a Maryland corporation (the “Company”) (NasdaqCM: WMPN), announced today that it has completed its “second-step” conversion pursuant to which William Penn, MHC has converted to the stock holding company form of organization. The Company, the new stock holding company for William Penn Bank (the “Bank”), sold 12,640,035 shares of common stock at $10.00 per share, for gross offering proceeds of $126.4 million in its subscription offering.

Concurrent with the completion of the conversion and reorganization, shares of common stock of William Penn Bancorp, Inc. owned by public shareholders have been exchanged for shares of the Company’s common stock so that the former public shareholders of William Penn Bancorp now own approximately the same percentage of the Company’s outstanding common stock as they owned of William Penn Bancorp’s outstanding common stock immediately prior to the conversion, subject to adjustment as disclosed in the offering prospectus. Shareholders of William Penn Bancorp will receive 3.2585 shares of the Company’s common stock for each share of William Penn Bancorp’s common stock they owned immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid based on the offering price of $10.00 per share. As a result of the offering and the exchange of shares, the Company has 15,170,754 shares of common stock outstanding, subject to adjustment for fractional shares.

The shares of the Company’s common stock are expected to begin trading on the Nasdaq Capital Market on March 25, 2021 under the trading symbol “WMPN.”

The Bank’s Employee Stock Ownership Plan (the “ESOP”) was unable to purchase any shares in the subscription offering as a result of the offering’s oversubscription. The ESOP intends to purchase up to 1,011,202 shares of Company common stock in the open market following the commencement of trading.

The Company’s transfer agent expects to mail Direct Registration System (“DRS”) statements for shares of Company common stock on or about March 25, 2021 to persons who purchased common stock in the subscription offering. Existing William Penn Bancorp shareholders holding shares in street name will receive shares of Company common stock within their accounts. Shareholders holding shares in certificated form will be mailed a letter of transmittal containing instructions as to how to exchange their shares. Shareholders will receive a DRS statement and cash in lieu of fractional shares after returning their William Penn Bancorp stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Piper Sandler & Co. acted as marketing agent to the Company. Kilpatrick Townsend & Stockton LLP acted as legal counsel to the Company and Silver, Freedman Taff & Tiernan LLP acted as legal counsel to Piper Sandler & Co.

About William Penn Bancorporation

William Penn Bancorporation, headquartered in Bristol, Pennsylvania, is the holding company for William Penn Bank, which serves the Delaware Valley area through thirteen full-service branch offices in Bucks County and Philadelphia, Pennsylvania, and Burlington and Camden Counties in New Jersey. The Company’s executive offices are located at 10 Canal Street, Bristol, Pennsylvania 19007. William Penn Bank’s deposits are insured up to the legal maximum (generally $250,000 per depositor) by the Federal Deposit Insurance Corporation (FDIC). The primary federal regulator for William Penn Bank is the FDIC. For more information about the Company and the Bank, please visit www.williampenn.bank.

Cautionary Note About Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, the effects of the COVID-19 pandemic (including its impact on our business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of our loan or investment portfolios and our ability to successfully integrate the business operations of Fidelity Savings and Loan Association of Bucks County and Washington Savings Bank, both of which we acquired on May 1, 2020, into our business operations. Additionally, other risks and uncertainties may be described in the William Penn Bancorp’s Annual Report to Shareholders, which is available through the Company’s website www.williampenn.bank, and the prospectus of William Penn Bancorporation, which is available through the U.S. Securities and Exchange Commission’s website (www.sec.gov). Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.